Exhibit 2.2

SUBSCRIPTION AGREEMENT

This Subscription Agreement (“Agreement”) is entered into as of May 14, 2004 by and among the parties listed in Article 1 hereof, in Beijing, China.

Whereas, Beijing Ke Li Heng Anquan Shebei Youxian Zeren Gongsi (“KLH”) is a Chinese company organized under Chinese law with its registered office at 20 West Chegongzhuang Road, Haidian District, Beijing 100044, China;

Whereas, KLH is currently owned by the Existing Shareholders (to be defined below) in the percentages as set forth in Schedule A hereof;

Whereas, RAE Systems (Asia) Limited (“RAE”) is a Hong Kong company organized under Hong Kong law with its registered office at Room 8, 6/F Hong Leong Plaza, 33 Lok Yip Road, Fanling, New Territories, Hong Kong;

Whereas, the Existing Shareholders desire that (i) KLH’s registered capital will be increased; (ii) RAE will subscribe such increased portion of the registered capital; and (iii) by so doing, KLH will be converted into a Chinese-foreign equity joint venture (“Company”);

Whereas, RAE is interested in subscribing such increased portion of the registered capital of KLH; and

Whereas, the Existing Shareholders and RAE have entered into a Joint Venture Contract dated the date hereof regarding the foregoing.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereby agree as follows:

1. PARTIES TO AGREEMENT

The parties to this Agreement are as follows:

(a)	Beijing Ke Li Xin Jishu Fazhan Zong Gongsi (hereinafter referred to as “Keli”), a Chinese company organized and existing under the laws of China with its registered address at 27 North West Sanhuan Road, Haidian District, Beijing, China.

The legal representative of Keli is:

Name:	Xie Wei
Nationality:	Chinese

(b)	Zhu Gang, a Chinese citizen (Chinese ID No. 110108640902497);

(c)	Li Changwu, a Chinese citizen (Chinese ID No. 110105570320613);

(d)	Qiu Wenfeng, a Chinese citizen (Chinese ID No. 51010219660617751X);

(e)	Lu Guiyun, a Chinese citizen (Chinese ID No. 110108710707142);

The parties listed above are hereinafter referred to each as an “Existing Shareholder” and collectively the “Existing Shareholders”.

(f)	RAE Systems (Asia) Limited, a Hong Kong company organized and existing under the laws of Hong Kong with its registered office at Room 8, 6/F Hong Leong Plaza, 33 Lok Yip Road, Fanling, New Territories, Hong Kong (hereinafter referred to as “RAE”).

The duly authorized representative of RAE is:

Name:	Robert I. Chen
Position:	President and CEO
Nationality:	USA

(g)	Beijing Ke Li Heng Anquan Shebei Youxian Zeren Gongsi is a Chinese company organized under Chinese law with its registered office at 20 West Chegongzhuang Road, Haidian District, Beijing 100044, China (hereinafter referred to as “KLH”).

The legal representative of KLH is:

Name:	Cao Fengguo
Position:	Chairman
Nationality:	Chinese

Each of the parties above is hereinafter referred to as a “Party” and collectively the “Parties”.

2. INCREASE OF REGISTERED CAPITAL AND SUBSCRIPTION

2.1 KLH currently has a registered capital in the amount of Fifteen Million Forty One Thousand Seven Hundred Renminbi (RMB15,041,700).. The Existing Shareholders hereby agree to cause KLH to increase its registered capital to Forty One Million Seven Hundred Eighty Two Thousand Five Hundred Renminbi (RMB41,782,500).

2.2 KLH hereby agrees to approve such capital increase.

2.3 RAE hereby agrees to subscribe to the increased portion of KLH’s registered capital, thereby converting KLH into the Company, subject to the satisfaction or RAE’s waiver of each of the Closing Conditions as contained in the Joint Venture Contract (all of which are hereby incorporated by reference, as if they were an integral part hereof).

3. PRICE AND PAYMENT THEREOF

3.1. The price of the subscription shall be Nine Million United States Dollars (US$9 million).

3.2 Within three (3) months after the satisfaction or RAE’s waiver of each of the Closing Conditions in the Joint Venture Contract, RAE shall pay for its subscription in cash in one lump sum by wire transfer into an account of the Company (“Closing”).

3.3 A portion of the subscription price equal to Twenty Six Million Seven Hundred Forty Thousand Renminbi (RMB26,740,800) shall be recorded under the registered capital of the Company and the balance shall be recorded under the paid-in surplus.

4. EQUALITY OWNERSHIP, FURTHER INCREASE OF REGISTERED CAPITAL

4.1 Upon RAE’s payment in accordance with Article 3 above, the registered capital of the Company shall be owned as follows:

(a)	Keli	4.308%
(b)	RAE	64%
(c)	Zhu Gang	9.778%
(d)	Li Changwu	7.54%
(e)	Qiu Wenfeng	7.947%
(f)	Lu Guiyun	6.427%

4.2 Within one (1) month after the Closing, the Company’s registered capital shall be further increased by converting all of the paid-in surplus into the registered capital of the Company. The Parties hereby agree to take all necessary actions and complete all necessary governmental approvals and registrations required therefor.

4.3 The equity ownership percentage for each of RAE and the Existing Shareholders shall remain unchanged after the Company’s registered capital is increased pursuant to Article 4.2 above.

5. KLH’s EXISTING RIGHTS AND OBLIGATIONS

The Company shall succeed to all rights and obligations of KLH existing at the time of the establishment of the Company.

6. REPRESENTATIONS, WARRANTIES, COVENANTS

6.1 The representations, warranties and covenants of each of RAE and the Existing Shareholders in the Joint Venture Contract are hereby incorporated by reference, as if they were an integral part hereof.

6.2 KLH or the Company (as applicable) hereby makes the same representations and warranties regarding KLH made by the Existing Shareholders in the Joint Venture Contract, which are hereby incorporated by reference, as if they were an integral part hereof.

7. INDEMNIFICATION

7.1 If a Party fails to perform any of its material obligations under this Agreement, or if a representation or warranty made by a Party under this Agreement is untrue or materially inaccurate, the Party shall be deemed to have breached this Agreement .

7.2 Should a non-breaching Party or Parties suffer any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Agreement by a breaching Party, the breaching Party shall indemnify and hold the non-breaching Party or Parties harmless in relation to such cost, expense, liability or loss.

8. MISCELLANEOUS

8.1 The laws or regulations of the PRC which are officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Agreement. In the event that there is no officially published and publicly available law of China governing a particular matter relating to this Agreement, reference shall be made to general international practices.

8.2 (i) Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between or among the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party or Parties a written request for such consultation. If within ninety (90) days following the date on which such notice is given, a dispute involving RAE cannot be settled through consultations, the dispute shall, upon the request of any Party involved with notice to the other Party or Parties involved, be submitted to arbitration in Hong Kong under the auspices of Hong Kong International Arbitration Center (“Arbitration Tribunal”).

(ii) There shall be three (3) arbitrators. the Existing Shareholder(s) and/or the Company shall select one (1) arbitrator and RAE shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. The chairman of the Arbitration Tribunal shall select the third arbitrator who shall not be a national of either the PRC or USA. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the chairman of the Arbitration Tribunal.

(iii) The arbitration proceedings shall be conducted in English and Chinese. The Arbitration Tribunal shall apply the arbitration rules of the Arbitration Tribunal then in effect. However, if such rules are in conflict with the provisions of this Article, including the provisions concerning the appointment of arbitrators, the provisions of this Article shall prevail.

(iv) Each Party shall cooperate with the other Party or Parties in making full disclosure of and providing complete access to all information and documents requested by the other Party or Parties in connection with such proceedings, subject only to any confidentiality obligations binding on such Party or Parties.

(v) The arbitral award shall be final and binding upon the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

(vi) Judgment upon the award rendered by the arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

(vii) Provisions in this Article 8.2 shall not apply to any dispute solely between or among the Record Shareholders and KLH.

8.3 This Agreement is executed in English and Chinese in ten (10) original copies in each language. Both language versions are equally effective. Each Party shall have one copy in each language, and remaining copies shall be submitted to the Examination and Approval Authority and other relevant government agencies.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.

1. Beijing Ke Li Xin Jishu Fazhan Zong Gongsi

By
Xie Wei
Legal Representative

2. RAE Systems (Asia) Limited

By
Joseph Chong Kong Ng
Authorized Representative

3. By
Zhu Gang

4. By
Li Changwu

5. By
Qiu Wenfeng

6. By
Lu Guiyun

7. Beijing Ke Li Heng Anquan Shebei Youxian Zeren Gongsi

By
Cao Fengguo
Chairman

Schedule A

Existing Shareholders and Their Ownership Percentage of KLH

1.	Beijing Ke Li Xin Jishu Fazhan Zong Gongsi	11.967%

2.	Zhu Gang	27.162%

3.	Li Changwu	20.943%

4.	Qiu Wenfeng	22.074%

5.	Lu Guiyun	17.853%